Exhibit 99.1

Syntel Reports Second Quarter 2007 Financial Results

Highlights:

•	Q2 revenue increase of 25% to $80.4 million over Q2, 2006

•	Q2 EPS of $0.32 per diluted share

•	Quarter-ending headcount of 9,238 globally

TROY, Mich. – July 26, 2007 – Syntel, Inc. (SYNT), a global information technology services and Business Process Outsourcing (BPO) firm, today announced financial results for the second quarter, ended June 30, 2007.

Second Quarter Financial Highlights

Syntel’s total revenue for the second quarter increased 25 percent to $80.4 million, compared to $64.4 million in the prior-year period and 7 percent sequentially from $75.4 million in the first quarter of 2007.

The Company’s gross margin was 38.2 percent in the second quarter, compared to 35.6 percent in the prior-year period and 39.1 percent in the first quarter of 2007.

During the second quarter, Syntel’s focus area of Applications Outsourcing accounted for 68 percent of total revenue, with Business Process Outsourcing (BPO) contributing 14 percent, e-Business at 13 percent and TeamSourcing at 5 percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 20.1 percent in the second quarter of 2007, compared to 18.1 percent in the prior-year period and 17.2 percent in the first quarter of 2007. Syntel’s income from operations was 18.0 percent in the second quarter, compared to 17.5 percent in the prior-year period and 22.0 percent in the first quarter of 2007.

Net income for the second quarter was $13.3 million or $0.32 per diluted share, compared to $11.1 million or $0.27 per diluted share in the prior-year period and net income of $15.4 million or $0.37 per diluted share in the first quarter of 2007.

During the second quarter, Syntel added 7 new clients and launched 86 new engagements. In addition, the Company added 3 new “Hunting Licenses” or preferred partnership agreements.

Operational Highlights

“Syntel’s customer-centric approach to global sourcing continues to resonate extremely well with current and prospective clients,” said Syntel Chairman and Chief Executive

Officer Bharat Desai. “As validated by recent research reports from both Forrester and the Aberdeen Group, clients are looking for nimble, innovative partners like Syntel, who place a strong focus on responsiveness, domain expertise, and innovation.”

“During the second quarter, Syntel continued to reap benefits from our aggressive investments in People, Infrastructure and New Services,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “Expansion continues on our construction programs in Pune and Chennai. We’re building out additional seat capacity at our recently opened 77-acre technology campus in Pune, and we’ve broken ground on Phase 1 of our new campus in Chennai. These projects are scheduled for completion next year. From a global headcount standpoint, we expect significantly higher hiring during the second half of 2007, coinciding with campus recruitment hiring cycles and anticipated demand levels.”

2007 Guidance

Syntel is updating full-year guidance based on today’s visibility levels and an exchange rate assumption of 40.5. Syntel expects revenue in the range of $320 to $330 million and EPS of $1.30 to $1.38.

Syntel to Host Conference Call

Syntel will discuss its second quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “6569765” from 1:00 p.m. on July 26, 2007 until midnight on August 2, 2007. International callers may dial (706) 645-9291 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has more than 9,238 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 15, 2007. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2007	2006	2007	2006
Net Revenues	$80,357	$64,410	$155,787	$127,906
Cost of revenues	49,697	41,470	95,599	80,632

GROSS PROFIT	30,660	22,940	60,188	47,274
Selling, general and administrative expenses	16,159	11,645	29,098	22,243

Income from operations	14,501	11,295	31,090	25,031
Other income, principally interest	1,426	1,338	2,669	2,227

Income before income taxes	15,927	12,633	33,759	27,258
Provision for income taxes	2,664	1,580	5,120	4,150

NET INCOME	$13,263	$11,053	$28,639	$23,108

Dividend Per Share :	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE :
Basic	$0.32	$0.27	$0.70	$0.57
Diluted	$0.32	$0.27	$0.69	$0.56

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	41,043	40,788	41,005	40,742

Diluted	41,185	41,043	41,252	40,996

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$80,120	$51,555
Short term investments	22,322	42,319
Accounts receivable, net of allowance for doubtful accounts of $309 and $2,828 at June 30, 2007 and December 31, 2006, respectively	45,709	33,706
Revenue earned in excess of billings	9,535	11,947
Deferred income taxes and other current assets	19,033	13,983

Total current assets	176,719	153,510
Property and equipment	89,926	69,672
Less accumulated depreciation and amortization	37,513	31,358

Property and equipment, net	52,413	38,314
Goodwill	906	906
Deferred income taxes and other noncurrent assets	5,140	4,959

	$235,178	$197,689

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$21,737	$20,034
Income taxes payable	9,615	2,732
Accounts payable and other current liabilities	19,111	19,221
Deferred revenue	5,698	5,960

Total liabilities	56,161	47,947
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	179,017	149,742

Total liabilities and shareholders’ equity	$235,178	$197,689